Exhibit (h)(21)

ELEVENTH AMENDMENT TO THE SECOND AMENDED AND RESTATED

SECURITIES LENDING AGENCY AGREEMENT

BETWEEN

MASSMUTUAL SELECT FUNDS, MASSMUTUAL PREMIER FUNDS,

MML SERIES INVESTMENT FUND, and MML SERIES INVESTMENT FUND II

ON BEHALF OF THEIR RESPECTIVE INDIVIDUAL SERIES LISTED ON SCHEDULE A

AND

STATE STREET BANK AND TRUST COMPANY

This Eleventh Amendment (this “Amendment”) dated December 8, 2017 is between each of MASSMUTUAL SELECT FUNDS, MASSMUTUAL PREMIER FUNDS, MML SERIES INVESTMENT FUND, and MML SERIES INVESTMENT FUND II on behalf of their respective individual series listed on Schedule A, which may be amended from time to time, (each a “Fund” or “Lender” hereunder) and STATE STREET BANK AND TRUST COMPANY, a trust company organized and existing under the laws of the Commonwealth of Massachusetts (the “Bank”) acting either directly or through its subsidiaries or affiliates.

Reference is made to a Second Amended and Restated Securities Lending Agency Agreement effective as of July 31, 2012, between the Funds and the Bank, as amended and as in effect on the date immediately prior to giving effect to this Amendment (the “Agreement”).

WHEREAS, each Fund and the Bank desire to amend the Agreement as set forth below.

NOW THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement in the following respect:

1.        Definitions. All terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.        Amendment.

Section 5.7 (Agent’s Fee) of the Agreement is hereby amended by deleting it in its entirety and inserting the following thereof:

“5.7 Agent’s Fee. In connection with each Securities loan hereunder the Lender shall pay to the Bank a fee equal to 15% of (a) net realized income derived from Approved Investments, plus (b) any Securities Loan Fee paid or payable by the Borrower, minus (c) any Rebate paid to the Borrower. The Bank is authorized, on a monthly basis, to charge its fee and any other amounts owed by the Lender hereunder against the Account and/or Collateral Account.”

3.        Representations and Warranties. Each party hereto represents and warrants that (a) it has the power to execute and deliver this Amendment, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery, and performance; (c) this Amendment constitutes a legal, valid and binding obligation enforceable against it; and (d) the execution, delivery, and performance by it of this Amendment will at all times comply with all applicable laws and regulations.

4.        Miscellaneous. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified and in full force and effect. This Amendment shall be construed in accordance with the laws of The Commonwealth of Massachusetts.

5.        Effective Date. This Amendment is effective as of December 1, 2017.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective corporate officers, thereunto duly authorized.

MASSMUTUAL SELECT FUNDS	STATE STREET BANK AND TRUST COMPANY

By: /s/ Renee Hitchcock	By:	/s/ Francesco Squillacioti
Name: Renee Hitchcock	Name: Francesco Squillacioti
Title: CFO and Treasurer	Title: Senior Managing Director

MASSMUTUAL PREMIER FUNDS

By: /s/ Renee Hitchcock
Name: Renee Hitchcock
Title: CFO and Treasurer

MML SERIES INVESTMENT FUND

By: /s/ Renee Hitchcock
Name: Renee Hitchcock
Title: CFO and Treasurer

MML SERIES INVESTMENT FUND II

By: /s/ Renee Hitchcock
Name: Renee Hitchcock
Title: CFO and Treasurer

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